Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

May 14, 2002

Dear Sir or Madam:

We have read the third and fourth paragraphs of Item 4 included in the Form 8-K dated May 15, 2002, of Delta and Pine Land Company filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

Copy to:

W. Thomas Jagodinski, Chief Financial Officer
Delta and Pine Land Company